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                                                                       Exhibit 5


                            BERKSHIRE HATHAWAY INC.
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131
                            Telephone (402) 346-1400

                                    GUARANTY

TO: FLEET SECURITIES, INC., AS ADMINISTRATIVE AGENT AND THE LENDERS FROM TIME TO TIME PARTY TO THE LOAN AGREEMENT (AS DEFINED BELOW):

     BERKSHIRE HATHAWAY INC., of 1440 Kiewit Plaza, Omaha, Nebraska 68131, incorporated under the laws of Delaware (hereinafter referred to as the "Guarantor"), in order to induce the Lenders and the Administrative Agent under that certain Loan Agreement dated as of August 21, 2001 (as amended, restated or modified from time to time, the "Loan Agreement") and the related Loan Documents, by and among BERKADIA LLC (the "Borrower"), the Lenders from time to time party thereto (the "Lenders") and FLEET SECURITIES, INC., as administrative agent for the Lenders (the "Administrative Agent"), to make the Loans evidenced by the Loan Agreement and the Notes to the Borrower, does hereby guarantee irrevocably and unconditionally the punctual payment and performance of the Obligations, and not only of their collectability, to the Lenders and the Administrative Agent, as applicable, together with all interest and other charges and reasonable expenses attributable thereto and all reasonable expenses incurred by the Lenders and the Administrative Agent, in enforcing their rights under this Guaranty. Should the Borrower default in the payment or performance of any of the Obligations as and when they become due in accordance with the terms of the Loan Agreement and the other Loan Documents, the Administrative Agent shall provide five (5) Business Days' prior written notice (the "Notice Period") to the Guarantor at the above address (or such other address for notice as the Guarantor shall have last furnished in writing to the Administrative Agent) and to Leucadia National Corporation ("LNC") that the obligations of the Guarantor hereunder and of LNC under the LNC Guaranty, in respect of such payment or performance shall become immediately due and payable as of the date stated in such notice (a "Payment Demand"). Notwithstanding the foregoing, the obligations of the Guarantor hereunder in respect of an amount equal to ten percent (10%) of any Payment Demand shall only become due and payable if, upon the expiration of the Notice Period, LNC has failed to satisfy its obligations under the LNC Guaranty. Payments by the Guarantor may be required hereunder on any number of occasions, and shall be made to the Administrative Agent in accordance with the relevant Payment Demand. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

     The liability of the Guarantor under this Guaranty shall be unconditional irrespective of (i) any lack of enforceability of any Obligation, (ii) any change of the time, manner or place of payment, or any other term of any Obligation, (iii) any exchange, release, impairment or non-perfection of any collateral securing payment of any Obligation, (iv) any law, regulation or order of any jurisdiction affecting any term of any Obligation or the Lenders' or the Administrative Agent's rights with respect thereto, and (v) any other circumstance which might otherwise
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constitute a defense available to, or a discharge of, the Borrower or a guarantor other than the irrevocable payment and satisfaction in full in cash of all of the Obligations.

     The Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance and all other notices with respect to any Obligation and this Guaranty, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any requirement that the Administrative Agent or any Lender exhaust any right or take any action against the Borrower or any collateral security, and all suretyship defenses generally.

     This is a continuing guaranty and shall remain in full force and effect until the irrevocable payment and satisfaction in full in cash of all of the Obligations. This Guaranty shall continue to be effective or be reinstated, notwithstanding the foregoing, if at any time a court of proper jurisdiction orders any payment made with respect to any Obligation to be returned to the Borrower or LNC by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower, LNC or FNV Capital, or otherwise, all as though such payment had not been made or received.

     Until the irrevocable payment and satisfaction in full in cash of all of the Obligations, the Guarantor (a) shall not exercise any rights against the Borrower arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution or contribution, (b) will assign to the Lenders the proceeds of any claim in respect of any payment hereunder in any bankruptcy, insolvency, or reorganization case or proceedings of any nature in which the Borrower is the debtor, and (c) will not claim any setoff, recoupment or counterclaim against the Borrower for any payment made hereunder in respect of any liability of the Guarantor to the Borrower.

     The Guarantor hereby makes the representations and warranties set forth on Exhibit A hereto as of the Chasing Date.
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     The Guarantor hereby covenants and agrees that, so long as this Guaranty remains in full force and effect, it will deliver the following to the Administrative Agent if it has not filed the following with the Securities and Exchange Commission by the respective dates stated below:

          (a) as soon as practicable, but in any event not later than ninety-five (95) days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor, as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, prepared in accordance with GAAP, and certified without qualification by Deloitte & Touche LLP or other internationally recognized ("Big 5") certified public accountants.

          (b) as soon as practicable, but in any event not later than fifty (50) days after the end of each of the first three fiscal quarters of the Guarantor, copies of the unaudited consolidated balance sheet of the Guarantor as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of such fiscal year then elapsed, prepared in accordance with GAAP.
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     The Guarantor will promptly notify the Administrative Agent in writing of any event or occurrence with respect to it which could reasonably be expected to have a Material Adverse Effect.

     The Administrative Agent's books and records shall be prima facie evidence
                                                           ----- -----
(absent manifest error) of any claim the Lenders and the Administrative Agent may make under this Guaranty.

     This Guaranty shall be binding upon the Guarantor and its successors and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. The Guarantor may not assign any of its obligations hereunder.

     This Guaranty shall be governed by and construed in accordance with the laws of State of New York. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Guarantor by mail at the address set forth in this Guaranty.
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     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the 21st day of August, 2001.


                                    BERKSHIRE HATHAWAY INC.

                                    By: /S/ MARC D. HAMBURG
                                        ____________________________________
                                        Name: Marc D. Hamburg
                                        Title: Vice President



Acknowledged and Agreed:

FLEET SECURITIES, INC.
as Administrative Agent


By: /s/ ROBERT D. VALBONA
   _______________________
   Name: Robert D. Valbona
   Title: Director
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                             EXHIBIT A TO GUARANTY

Capitalized terms used herein without definition shall have the definitions given to such terms in the Guaranty or the Loan Agreement.

     1.   Corporate Authority.
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          1.1  Incorporation; Good Standing. The Guarantor (a) is a corporation
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     duly organized, validly existing and in good standing under the laws of
     Delaware, (b) has all requisite corporate power to own its material property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

          1.2  Authorization. The execution, delivery and performance of the
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     Guaranty and the transactions contemplated thereby (a) are within the corporate authority of the Guarantor, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Guarantor except such as would not have a Material Adverse Effect, and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Guarantor.

          1.3  Enforceability. The execution and delivery of the Guaranty will
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     result in valid and legally binding obligations of the Guarantor enforceable against it in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of certain equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     2.   Governmental Approvals. The execution, delivery and performance by the
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Guarantor of the Guaranty and the transactions contemplated thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those (a) already obtained and (b) the failure to obtain which would not have, with respect to it, a Material Adverse Effect.

     3.   Financial Statements. There has been furnished to each of the Lenders
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a consolidated balance sheet of the Guarantor as at the Balance Sheet Date, and the consolidated statement of income and consolidated statement of cash flow of the Guarantor for the fiscal year then ended, certified by Deloitte & Touche
LLP. Such balance sheet, statement of income and statement of cash flow have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the Guarantor as at such date and the results of operations for the fiscal year then ended. There were no contingent liabilities of the Guarantor as of such date involving material amounts, known to the officers of the Guarantor, which were required by GAAP to be disclosed in such balance sheets and/or the notes related thereto which were not so disclosed.
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     4.   No Material Changes, etc. Since the Balance Sheet Date, there has been
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no event or occurrence with respect to it which has had a Material Adverse
Effect.